Exhibit 10.1

LOAN AGREEMENT

by

AMERICAN LOCKER GROUP INCORPORATED,

SECURITY MANUFACTURING CORPORATION, and

AMERICAN LOCKER SECURITY SYSTEMS, INC.

and

TRIUMPH SAVINGS BANK, SSB,

D/B/A TRIUMPH COMMERCIAL FINANCE

$2,800,000 Revolving Credit Facility

and

$1,200,000 Term Loan Facility

Dated as of

September 30, 2013

TABLE OF CONTENTS

i

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of September 30, 2013, by AMERICAN LOCKER GROUP INCORPORATED, a Delaware corporation (“American Locker”), SECURITY MANUFACTURING CORPORATION, a Delaware corporation (“Security”), AMERICAN LOCKER SECURITY SYSTEMS, INC., a Delaware corporation (“ALS” and together with American Locker and Security, each, a “Borrower” and jointly and severally, “Borrowers”), and TRIUMPH SAVINGS BANK, SSB, D/B/A TRIUMPH COMMERCIAL FINANCE, with offices at 3 Park Central, Suite 1700, 12700 Park Central Drive, Dallas, Texas 75251 (together with its successors and assigns, “Lender”);

W I T N E S E T H:

For and in consideration of the mutual covenants and agreements herein contained and of the loans and commitment hereinafter referred to, Borrowers and Lender agree as follows:

ARTICLE I
GENERAL TERMS

Section 1.01     Terms Defined Above. As used in this Agreement, the terms “ALS”, “American Locker”, “Borrower”, “Borrowers”, “Lender” and “Security” shall have the meanings indicated above.

Section 1.02     Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Acceptable Forums” shall have the meaning set forth in Section 9.15 hereof.

“Accounts” shall mean any and all of Borrowers’ present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of Borrowers’ account debtors securing the obligations owed by such account debtors to Borrowers; and (j) all Proceeds of any of the foregoing.

“Accounts Advance Amount” shall mean at any time an amount equal to the product of (a) all Eligible Accounts times (b) a percentage, which shall initially be up to eighty-five percent (85%). Lender shall have the right at any time, and from time to time, in its sole discretion, to revise the above-described percentage if Dilution at any time exceeds five percent (5%).

“Account Agings” shall have the meaning set forth in Section 5.01(d) hereof.

“Advances” shall mean collectively, the Revolving Advances and the Term Loan.

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. Without limiting the generality of the foregoing, for purposes of this Agreement, Borrowers, each Guarantor, if any, and each of Borrowers’ Subsidiaries, if any, shall be deemed to be Affiliates of one another.

“Agreement” shall mean this Loan Agreement, as the same may from time to time be amended or supplemented or restated or otherwise modified from time to time.

“Annual Facility Fee” shall have the meaning set forth in Section 2.15 hereof.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Availability Reserves” shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in the exercise of its sole discretion reducing the amount of the Revolving Credit Facility which would otherwise be available to Borrowers under the lending formula(s) provided for herein.

“Blocked Accounts” shall have the meaning set forth in Section 2.11 hereof.

“Borrowing Base” shall mean, at any time, an amount not to exceed the lesser of: (a) Two Million, Eight Hundred Thousand and No/100 Dollars ($2,800,000.00), and (b) the sum of (i) the Accounts Advance Amount determined as of the date the Borrowing Base is calculated plus (ii) the Inventory Advance Amount determined as of the date the Borrowing Base is calculated, minus, in each case, any Availability Reserves.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York (or any successor) or Lender is closed.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of Borrowers or any Subsidiary represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” shall mean any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of thirty-five percent (35%) or more of the Stock of American Locker having the right to vote for the election of directors of American Locker under ordinary circumstances, (ii) American Locker fails to own and control directly or indirectly one hundred percent (100%) of the voting power of ALS and Security or (iii) ALS fails to own and control directly or indirectly one hundred percent (100%) of the voting power of Canadian Locker Company Limited.

“Chattel Paper” shall mean all present and hereafter acquired chattel paper (as defined in the UCC) and all Proceeds thereof.

“Closing Date” shall have the meaning set forth in Section 8.01 hereof.

“Collateral” shall mean all assets of Borrowers, including without limitation, all present and future Accounts, Chattel Paper, Deposit Accounts, Instruments, Documents, Letter of Credit Rights, Commercial Tort Claims, Equipment (excluding leased Equipment set forth on Schedule 1.01 hereof), Inventory and other Goods, General Intangibles, Investment Property, cash and cash equivalents, books and records and all substitutions, replacements, products and proceeds of any of the foregoing.

“Commercial Tort Claims” shall mean all present and hereafter acquired commercial tort claims (as defined in the UCC) and all Proceeds thereof.

“Commitment” shall mean the obligation of Lender to make the Revolving Credit Facility and the Term Loan to Borrowers under Section 2.01 hereof, up to the maximum amount therein stated.

“Compliance Authority” shall mean each and all of the (a) OFAC, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department and (g) the U.S. Securities and Exchange Commission.

“Compliance Certificate” shall mean a certificate of Borrowers signed by an authorized officer of each Borrower, containing the information required by Section 5.12 hereof.

“Default” shall mean the occurrence of any of the events specified in Article VI hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

“Deposit Accounts” shall mean all present and hereafter acquired deposit accounts (as defined in the UCC) and all Proceeds thereof.

“Dilution” means, as of any date of determination, a percentage that is the result of dividing the dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, deductions, or other dilutive items as determined by Lender with respect to Borrowers’ Accounts, by (b) Borrowers’ billings with respect to Accounts.

“Distribution” by any Person shall mean (a) with respect to any Stock issued by such Person, the retirement, redemption, purchase or other acquisition for value of any such Stock, (b) the declaration or payment of any dividend or other distribution on or with respect to such Stock, (c) any loan or advance by such Person to, or other investment by such Person in, the holder of any such Stock and (d) any other payment (other than ordinary salaries to employees or advances made in the ordinary course of business to employees for travel or other expenses incurred in the ordinary course of business) by such Person to or for the benefit of the holder of any such Stock.

“Documents” shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.

“Drawdown Termination Date” shall mean September 30, 2016 or such later date, if this Agreement is extended pursuant to Section 2.01 hereof.

“DTPA” shall mean the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) Net Income (or loss) of Borrowers and their Subsidiaries on a consolidated basis for such period (excluding extraordinary gains and losses, plus (ii) all interest expense of Borrowers and their Subsidiaries on a consolidated basis for such period, plus (iii) all charges against income of Borrowers and their Subsidiaries on a consolidated basis for such period for federal, state and local taxes.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period.

“Eligible Accounts” shall mean at any time an amount equal to the aggregate net invoice or ledger amount owing on all trade accounts receivable of Borrowers for goods sold or leased or services rendered, in which Lender has a perfected, first-priority Lien or security interest. Eligible Accounts shall not include, without limitation: (a) the amount of all accounts receivable which are unpaid for ninety (90) days or more after the date of the original invoice; (b) all such accounts receivable for which twenty-five percent (25%) or more of the outstanding aggregate balance owed by any account debtor is unpaid for ninety (90) days or more from the date of the original invoice; (c) the amount owed by any account debtor that exceeds thirty percent (30%) of all Eligible Accounts of Borrowers; (d) all contra-accounts receivable, setoffs, defenses or counterclaims asserted by or available to the Persons obligated on such accounts; (e) accounts receivable of the United States or any agency or department thereof for which Borrowers have not complied with the Federal Assignment of Claims Act; (f) the amount owed by any account debtor that is a foreign entity, other than (i) amounts owed by an account debtor that is a foreign entity that are credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Lender and shall name Lender as beneficiary or loss payee, as applicable) and (ii) amounts owed by Canadian Locker Company Limited; (g) all accounts receivable owed by account debtors which are bill and hold, pre-bill, credit card, cash-on-delivery or progress billing; (h)  all such accounts receivable owing by officers or employees of Borrowers or by Affiliates of Borrowers; (i) the amount of all discounts, allowances, rebates, credits and adjustments to such accounts receivable; and (j) all such accounts owed by account debtors which are insolvent, in any bankruptcy proceeding, or otherwise which Lender, in its sole discretion, deems not acceptable. Eligible Accounts shall include any account which Lender deems, in its sole discretion, to be an Eligible Account. Standards of eligibility and concentration limits may be revised at any time, and from time to time solely by Lender in its sole discretion.

“Eligible Inventory” shall mean an amount equal to the value of all of Borrowers’ Inventory which is raw materials or finished goods in which Lender has a perfected, first-priority Lien or security interest valued at the lesser of (a) cost or (b) current market value. Eligible Inventory shall not include, without limitation, Inventory: (a) in which Lender does not have a perfected, first-priority Lien or security interest, (b) consigned to or from third parties, (c) that is slow-moving, obsolete, unserviceable, damaged or spoiled, (d) comprised of packaging and shipping supplies, materials, boxes or containers, (e) that is used, returned, damaged or defective, (f) located outside of the continental United States, (h) that is in-transit, or (g) goods which Lender, in its sole discretion, deems not acceptable. Standards of eligibility may be revised at any time, and from time to time, solely by Lender in its sole discretion.

“Environmental Laws” shall mean all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety or environmental matters.

“Equipment” shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment, auxiliary parts and accessories installed thereon or affixed thereto, whether the same constitutes personal property or fixtures and whether the interest therein is as owner, lessee or conditional vendee and all Proceeds of any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall mean the occurrence of any of the events specified in Article VII hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

“Financial Statements” shall mean the consolidated and consolidating financial statement or statements of Borrowers and their Subsidiaries, if any, described or referred to in Section 4.04 hereof.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures made during such period to (b) the sum of (x) amounts of principal, interest and fees payable and paid (i) to Lender during such period and (ii) on account of all other Indebtedness for borrowed money plus (y) amounts of all taxes payable or paid during such period.

“GAAP” shall mean Generally Accepted Accounting Principles in effect in the United States applied on a consistent basis.

“General Intangibles” shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all trademarks, (b) patents, utility models, industrial models, and designs, (c) copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between a Borrower and any licensee of any of Borrowers’ General Intangibles, and (i) all Proceeds of any of the foregoing.

“Goods” shall mean all present and hereafter acquired goods (as defined in the UCC) and all Proceeds thereof.

“Guaranty Agreements” shall mean all Guaranty Agreements executed by Guarantors in favor of Lender (as the same may be amended, modified, supplemented or restated from time to time).

“Guarantors” shall mean any Person that at any time executes a Guaranty Agreement.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Indemnified Party” shall have the meaning set forth in Section 9.20 hereof.

“Instruments” shall mean all present and hereafter acquired instruments (as defined in the UCC) and all Proceeds thereof.

“Inventory” shall mean all present and hereafter acquired inventory (as defined in the UCC) including, without limitation, any goods held by Borrowers for sale in the ordinary course of Borrowers’ business which includes goods purchased for resale.

“Inventory Advance Amount” shall mean at any time an amount equal to the sum of fifty percent (50%) of Eligible Inventory. In addition, notwithstanding the foregoing, in no event shall the Inventory Advance Amount at any time exceed the lesser of (a) an amount equal to sixty percent (60%) of Eligible Accounts and (b) One Million and No/100 Dollars ($1,000,000.00). Lender shall have the right at any time, and from time to time, in its sole discretion, to revise the above-described percentages.

“Investment Property” shall mean all present and hereafter acquired investment property (as defined in the UCC) together with all stock and other equity interests in Borrowers’ Subsidiaries, and all Proceeds thereof.

“Lease(s)” shall have the meaning set forth in Section 4.17 hereof.

“Letter of Credit Rights” shall mean all present and hereafter acquired letter of credit rights (as defined in the UCC) and all Proceeds thereof.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, security agreement, deed of trust, assignment, collateral mortgage, chattel mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment, bailment for security purposes or certificate of title lien. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, Borrowers or any other Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Loan Documents” shall mean this Agreement, mortgages and deeds of trust on any real property, any lien subordination agreements, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents and all other writings heretofore, now or hereafter executed by any Borrower and/or delivered to Lender in respect of the transactions contemplated by this Agreement (and shall include any amendment, restatement, renewal, supplement, ratification, confirmation, reaffirmation or other modification of any of the foregoing).

“Loan Party” shall mean, at each relevant time of determination, (i) Borrowers, (ii) each Guarantor, and (iii) any other Person that is now or hereafter becomes a party to this Agreement as a “Borrower” or party to any other Loan Document as a “Guarantor”.

“Maximum Facility” shall mean $4,000,000.00.

“Net Income” means, for any period, Borrowers’ after-tax net income for such period, decreased by the sum of any extraordinary, non-operating or non-cash income recorded by Borrowers during such period, all as determined in accordance with GAAP.

“Obligations” means all loans, advances, debts, other Indebtedness, principal, interest, liabilities, liquidated damages, obligations, fees, charges, costs or expenses, lease payments, guarantees, covenants, and duties owing by any Borrower to Lender of any kind and description whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising under the Loan Documents, and including any debt, liability, or obligation from any Borrower to any other Person that Lender may have obtained by assignment or otherwise, and further including all interest not paid when due and all expenses that Borrowers are required to pay or reimburse by agreement, law or otherwise, guaranties of indebtedness and obligations acquired from third Persons, whether in connection with this or other transactions, and all amounts owing or to be owing by Borrowers to any agent bank of Lender pursuant to any letter of credit agreement, overdraft agreement or other agreement or financial accommodation.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Operating Accounts” shall have the meaning set forth in Section 2.10 hereof.

“Permitted Liens” shall have the meaning set forth in Section 6.02 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, trustee, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Plan” shall mean any Plan subject to Title IV of ERISA and maintained by Borrowers or any Subsidiary, or any such plan to which Borrowers or any Subsidiary is required to contribute on behalf of its employees.

“Prime Rate” means, on any day, the U.S. prime rate as published in The Wall Street Journal’s “Money Rates” table for such day. If multiple prime rates are quoted in such table, then the highest U.S. prime rate quoted therein shall be the prime rate. In the event that a U.S. prime rate is not published in The Wall Street Journal’s “Money Rates” table for any reason or The Wall Street Journal is not published that day in the United States of America for general distribution, Lender will choose a substitute U.S. prime rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a prime rate is published in The Wall Street Journal’s “Money Rates” table. Each change in the Prime Rate shall become effective without notice to Borrowers on the effective date of each such change. In no event shall the Prime Rate be less than three and one-quarter percent (3.25%).

“Proceeds” shall have the meaning given to such term in the UCC, including, without limitation, all (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any Collateral.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Receipts” shall have the meaning set forth in Section 2.12(a) hereof.

“Register” has the meaning set forth in Section 2.01(b)(ii) hereof.

“Reportable Compliance Event” shall mean that any Loan Party or any of its Subsidiaries or Affiliates becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Revolving Advances” shall have the meaning set forth in Section 2.01(a) hereof.

“Revolving Credit Facility” shall mean a revolving credit facility in a maximum principal amount at any time outstanding of up to Two Million, Eight Hundred Thousand and No/100 Dollars ($2,800,000.00).

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“Senior Debt” shall mean and include all cash actually expended by Borrowers and its Subsidiaries to make (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (d) capitalized lease payments, plus (e) all payments with respect to any other Indebtedness for borrowed money.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity, whether voting or non-voting, including common stock, preferred stock and any other “equity security” (as defined in Rule 3a11-1 of the General Rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subsidiary” shall mean any corporation or other entity of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by Borrowers and/or one or more of their Subsidiaries and/or one or more shareholders or interest holders of such Borrower. Unless the context otherwise requires, “Subsidiary” shall not include any Subsidiary that is also a Borrower.

“Tangible Net Worth” shall mean, at a particular date, (a) the aggregate amount of all assets of Borrowers and its Subsidiaries as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrowers.

“Termination Fee” is an amount equal to (a) three percent (3.0%) of the Maximum Facility on the date of such prepayment if the prepayment occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (b) two percent (2.0%) of the Maximum Facility on the date of such prepayment if the prepayment occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, (c) one percent (1.0%) of the Maximum Facility on the date of such prepayment if the prepayment occurs on or after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date or (d) zero percent (0.0%) of the Maximum Facility on the date of such prepayment if the prepayment occurs after the third anniversary of the Closing Date.

“Term Loan” shall mean the Advances made pursuant to Section 2.01(b) hereof.

“Term Loan Maturity Date” shall mean September 30, 2016.

“UCC” shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of Texas.

“Unfinanced Capital Expenditures” means Capital Expenditures made by Borrowers or any of their respective Subsidiaries which are made using funds utilizing the proceeds of the Revolving Credit Facility or Term Loan hereunder but excluding those made using funds provided by the seller thereof or third party lenders.

Section 1.03      Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, except where such principles are inconsistent with the requirements of this Agreement.

ARTICLE II
AMOUNT AND TERMS OF LOAN

Section 2.01     The Loans and Commitment. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, Lender may make the following loans to Borrowers:

(a)       Revolving Loans. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, from the date of this Agreement through the Drawdown Termination Date, Lender may make payments under the Revolving Credit Facility to Borrowers from time to time on any Business Day in such amounts as Borrowers may request up to the maximum amount hereinafter stated, and Borrowers may make prepayments (as permitted or required in Sections 2.06 and 2.07 hereof), and reborrowings, in respect thereof; provided, however, that the aggregate principal amount of all such payments made under the Revolving Credit Facility (also referred to herein as “Revolving Advances”) at any one time outstanding shall not exceed the Borrowing Base. The Revolving Credit Facility otherwise available to Borrowers pursuant to the lending formulas and subject to the Borrowing Base and other applicable limits hereunder shall be subject to Lender’s continuing right to establish and revise Availability Reserves. The Obligations related to the Revolving Credit Facility shall be payable on the Drawdown Termination Date and secured by all of the Collateral. Thereafter, at the sole discretion of Lender, the Drawdown Termination Date may be extended for a term of one (1) year. At the expiration of such term, in the event Borrowers have not given Lender sixty (60) days’ prior written notice of their intent to terminate the Revolving Credit Facility, then, at the sole discretion of Lender, the Revolving Credit Facility shall be renewed, and the Drawdown Termination Date extended, for a period of one (1) year; and at the end of such one (1) year extension, the Revolving Credit Facility may be again extended, from year to year, in the same fashion. Each such extension shall be upon the same terms and conditions as set forth herein and the other Loan Documents relating to the same, and upon such further stipulations and conditions as Lender may require. Interest on the Revolving Credit Facility shall accrue and be payable as provided in Section 2.02 hereof.

(b)       Term Loan. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, on the date of this Agreement, Lender will make a Term Loan to Borrowers in the original principal amount equal to One Million, Two Hundred Thousand and No/100 Dollars ($1,200,000.00), which shall be secured by all of the Collateral. The principal balance of the Term Loan shall be payable in equal and consecutive monthly installments (which installments shall equal an amount necessary to amortize the principal balance of the Term Loan over an assumed sixty (60) month period), each of which shall be payable on the first Business Day of each month, commencing with the month immediately following the Closing Date. Notwithstanding anything contained herein, the entire principal balance of the Term Loan, and all accrued interest thereon, shall be due and payable immediately upon the Term Loan Maturity Date. Interest on the Term Loan shall accrue and be payable as provided in Section 2.02 hereof. Amounts repaid on account of the Term Loan may not be reborrowed.

(c)       Evidence of Loans

(i)     Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the Obligations to Lender resulting from the Advances made by Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.

(ii)     The entries made in the electronic or written records maintained pursuant to subsection (c)(i) of this Section 2.01 (the “Register”) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded, absent manifest error; provided, however, that the failure of Lender to maintain such records or any error therein shall not in any manner affect the obligations of Borrowers to repay the Advances or Obligations in accordance with their respective terms.

(iii)     Lender will account to Borrowers monthly with a statement of Advances under the Revolving Credit Facility and Term Loan, and any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrowers in writing to the contrary within fifteen (15) calendar days of receipt of such accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(d)       Promise to Pay. Borrowers absolutely and unconditionally promise to pay principal, interest and all other Obligations payable hereunder, or under any other Loan Document, without any defense, right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.

(e)       Protective Advances. Lender may make an Advance for any reason at any time in its sole discretion, without Borrowers’ compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in the Collateral or to perform any obligation of Borrowers under this Agreement or otherwise to enhance the likelihood of repayment of the Obligations, or (ii) apply the proceeds to outstanding Obligations then due and payable.

Section 2.02     Interest Rate. The Advances shall bear interest at the following rates:

(a)       The Revolving Advances shall bear interest from the date hereof until maturity at a varying rate of interest which is three and one half percent (3.5%) above the Prime Rate, as the same may change from day to day, calculated on the last day of each month (but in no event to exceed the applicable limits imposed by any applicable usury laws).

(b)       the Term Loan shall bear interest from the date hereof until maturity at a varying rate of interest which is four percent (4.0%) above the Prime Rate, as the same may change from day to day, calculated on the last day of each month (but in no event to exceed the applicable limits imposed by any applicable usury laws).

(c)       Upon the occurrence of a Default or an Event of Default, principal and past due interest (to the extent permitted by law) in respect of the Revolving Credit Facility and Term Loan shall bear interest at a rate which is two percent (2%) per annum in excess of the rate set forth in Section 2.02(a) and (b) hereinabove, as applicable, (but in no event to exceed the applicable limits imposed by any applicable usury laws) irrespective of whether the Obligations have been accelerated.

(d)       Interest calculations are subject to certain recapture provisions set forth herein.

(e)        Interest charges shall be paid monthly in arrears on the first day of each calendar month.

Section 2.03     Notice and Manner of Revolving Credit Borrowing. The amount and date of each Advance shall be made as set forth in this Section 2.03. Advances under the Revolving Credit Facility may be made by Lender (a) pursuant to the terms of any written agreement executed in connection herewith between Borrowers and Lender, or (b) at the oral or written request of Borrowers or of any officer or agent of Borrowers. Borrowers covenant and agree to furnish to Lender written confirmation of any such oral request within five (5) days of the resulting Advance, but any such Advance shall be deemed to be made under and entitled to the benefits of the terms herein irrespective of any failure by Borrowers to furnish such written confirmation.

Section 2.04     Application of Cash Sums. All cash sums paid to or received by Lender on account of any Collateral (a) shall be promptly applied by Lender on the Obligations whether or not such Obligations shall have, by their terms, matured, such application to be made to principal or interest or expenses as Lender may elect; provided, however, Lender need not give credit for any item included in such sums until three (3) Business Days after the final collection thereof; provided, further, however, Lender’s failure to so apply any such sums shall not be a waiver of Lender’s right to so apply such sums or any other sums at any time, or (b) prior to the happening of any Default or Event of Default, at the option of Lender, shall be released to Borrowers for use in Borrowers’ business.

Section 2.05     Computation. All payments of interest shall be computed on the per annum basis of a year of three hundred sixty (360) days and for the actual number of days (including the first but excluding the last day) elapsed unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per annum basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be.

Section 2.06     Voluntary Prepayments and Reborrowings. The unpaid principal balance of the Revolving Credit Facility at any time shall be the total amounts loaned or advanced thereunder by Lender, less the amount of payments or prepayments of principal made thereon by or for the account of Borrowers. It is contemplated that by reason of prepayments thereon there may be times when no Obligations are owing thereunder; but notwithstanding such occurrences, the other Loan Documents shall remain valid and be in full force and effect as to loans or Advances made pursuant to and under the terms of this Agreement subsequent to each such occurrence. All loans or advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by Lender, or any subsequent holder, maintaining in accordance with its usual practice an account or accounts evidencing the Obligations of Borrowers resulting from all loans or advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder, in which event, in any legal action or proceeding in respect of the Revolving Credit Facility, the entries made in such account or accounts shall be conclusive evidence of the existence and amounts of the obligations of Borrowers therein recorded.

Section 2.07     Mandatory Prepayments.

(a)        If at any time the outstanding principal balance under the Revolving Credit Facility exceeds the Borrowing Base, then Borrowers shall forthwith prepay the amount of such excess for application towards reduction of the outstanding principal balance of the Revolving Credit Facility. Said prepayment shall be without premium or penalty, and shall be made together with the payment of accrued interest on the amount prepaid and shall be applied to reduce the outstanding principal balance of the Revolving Credit Facility.

(b)       Concurrently with the receipt by any Loan Party of any net cash proceeds from any (i) asset disposition, (ii) issuance of Stock of any Loan Party (excluding (x) any issuance of Stock pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Loan Party to any other Loan Party) or (iii) issuance of any debt securities after the date hereof to any Loan Party, the Borrowers shall repay the Loans in an amount equal to one hundred percent (100%) of such net cash proceeds received from clause (i), (ii) or (iii) described herein. Prepayments received under this Section 2.07(b), shall be applied to reduce the outstanding principal balance of the Term Loan until paid in full, and then to reduce the outstanding principal balance of the Revolving Credit Facility. Any such mandatory prepayment of the principal balance of the Term Loan shall be applied to installments of principal due and payable under the Term Loan in the inverse order of maturity.

Section 2.08     Cross-collateralization and Default. The other Loan Documents and any other instrument given in connection with, or as security for, the Obligations of Borrowers or any Subsidiary, shall serve as security one for the other, and an event of default under any such instrument shall constitute an event of default under all such other instruments.

Section 2.09     Termination of Commitment. Notwithstanding anything to the contrary contained herein or in any other instrument or agreement executed in connection with or as security for the Obligations, Lender may, (a) at any time, and from time to time, in its sole discretion, refuse to make any Advance under the Revolving Credit Facility, or (b) upon giving Borrowers at least sixty (60) days’ prior notice, at any time terminate (i) its Commitment to advance funds to Borrowers hereunder and (ii) all other obligations, if any, of Lender hereunder. The rights of Lender under this Section 2.09 are in addition to the rights of Lender to terminate the Commitment pursuant to Section 7.02 hereof.

Section 2.10     Operating Accounts. Attached hereto as Schedule 2.10 is a listing of all present operating accounts which are checking or other demand daily depository accounts maintained by Borrowers (the “Operating Accounts”) together with the address of that depository, the account number(s) maintained with such depository, and a contact person at such depository.

Section 2.11     Cash Collateral Blocked Accounts. Borrowers and Lender shall establish with banks acceptable to Lender certain lockboxes and blocked accounts (collectively “Blocked Accounts”) as set forth on Schedule 2.11 attached hereto, for the benefit of Lender, for the deposit of all receipts and collections in accordance with Section 2.12 hereof, pursuant to executed blocked account agreements in form and substance satisfactory to Lender, in its sole discretion. All receipts and collections deposited in such Blocked Accounts shall be pledged to Lender and forwarded on a daily basis to Lender’s account at Independent Banker’s Bank (or any successor or assign). Proceeds received from such Blocked Accounts shall be applied against the Obligations owing by Borrowers to Lender and shall be applied in accordance with Section 2.04 hereof. Only Lender shall have the right to direct withdrawals from such Blocked Accounts. Each bank at which any such Blocked Account is maintained shall waive any right of offset such bank may otherwise have in such Blocked Account and the items deposited therein. Borrowers shall pay all fees and charges as may be required by any depository in which such Blocked Accounts are opened. Borrowers shall contemporaneously with the execution of this Agreement, provide Lender with the duly executed blocked account agreements related to such Blocked Accounts, and will close any existing lockboxes and provide forwarding instructions to the relevant Blocked Accounts.

Section 2.12     Collection of Accounts.

(a)       All receipts of cash, cash equivalents, checks, credit card receipts, notes, drafts, instruments, and other items of payment arising out of the sale of inventory or other Property of Borrowers or the creation of accounts receivable, including without limitation, Proceeds and tax refunds (referred to as “Receipts”), and all Property of Borrowers in which Lender has a security interest or Lien, shall be deposited daily into one or more of the Blocked Accounts, and shall be held in trust by Borrowers for Lender until so deposited.

(b)       In the event, notwithstanding the provisions of this Section 2.12, Borrowers receive or otherwise have dominion and control of any Receipts, or any proceeds or collections of any Property of Borrowers in which Lender has a security interest or Lien, such Receipts, proceeds, and collections shall be held in trust by Borrowers for Lender and shall not be commingled with any of Borrowers’ other funds or deposited in any account of Borrowers other than a Blocked Account.

Section 2.13     Termination of Commitment; Prepayment in Full. In the event Borrowers desire to terminate the Commitment or prepay in full the Revolving Credit Facility or Term Loan at any time, Borrowers will give Lender sixty (60) days’ written notice of Borrowers’ intention and will pay to Lender, as liquidated damages and not as a penalty, the Termination Fee. In the event Borrowers’ business is significantly changed as a result of a sale of assets not in the ordinary course of business, Borrowers shall pay the liquidated damages contemplated in this Section 2.13.

Section 2.14     Unused Line Fee. Borrowers shall pay to Lender on the first day of each month during the term of this Agreement a monthly unused line fee equal to the product of (a) one-half of one percent (0.50%) divided by 360 days; times (b) the average daily unused portion of the Revolving Credit Facility for the preceding month; times (c) the actual number of days lapsed during the preceding month.

Section 2.15     Annual Facility Fee. Borrowers shall pay to Lender an annual facility fee in the amount equal to three-quarters of one percent (0.75%) of the Maximum Facility for the first loan year, which shall be due and payable on the Closing Date and for each subsequent loan year, Borrowers shall pay to Lender an annual facility fee in the amount equal to three-quarters of one percent (0.75%) of the Revolving Credit Facility, which shall be due and payable annually on each anniversary date of the Closing Date (the “Annual Facility Fee”). The Annual Facility Fee for each loan year shall be deemed fully earned and nonrefundable on the due date thereof.

ARTICLE III
COLLATERAL

Section 3.01     Grant of Security Interest. As security for the prompt payment in full of all Obligations, Borrowers hereby pledge and grant to Lender a continuing general Lien upon, and first priority security interest in, all of the Collateral. The security interests granted hereunder shall extend and attach to all Collateral which is presently in existence or hereafter acquired and which is owned by any Borrower or in which a Borrower has any interest, whether held by such Borrower or by others for such Borrower’s account, and wherever located.

Section 3.02     Nature of Security Interest.

(a)       The rights and security interests granted to Lender hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of Borrowers, and any other property or assets of Borrowers in the possession of Lender, may be held by Lender as Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Agreement. The Liens and security interests granted to Lender herein and any other Lien or security interest which Lender may have in any other assets of Borrowers secure payment and performance of all present and future Obligations.

(b)       Notwithstanding Lender’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other Person, Lender shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of Lender’s rights under this Agreement.

Section 3.03     Collateral Representations, Warranties and Covenants.

(a)        Generally. Each Borrower represents, warrants and agrees that: (a) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Agreement creates a valid, perfected and first priority security interest in all personal property of each Borrower as to that property which may be perfected by filing and the security interests granted herein constitute and shall at all times constitute the first and only Liens on the Collateral except for Permitted Liens; (b) each Borrower is, or will be at the time additional Collateral is acquired by such Borrower, the absolute owner of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or Liens in favor of others except for Permitted Liens; and (c) each Borrower will, at its expense, forever warrant and, at Lender’s request, defend the same from any and all claims and demands of any other Person.

(b)        Agreements Regarding Accounts and Inventory.

(i)     Each Borrower represents and warrants to Lender that: (i) each Account is, or will be when an additional Account is created, based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by such Borrower in the ordinary course of its business; (ii) the invoices evidencing any such Accounts are and will at all times be in the name of such Borrower; (iii) the customers of such Borrower have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business which such Borrower has notified Lender as set forth herein; and (iv) each Borrower’s Inventory is and will at all times be marketable in ordinary course of such Borrowers’ business; provided, however, with respect to Inventory that is manufactured to meet an individual customer’s specifications, such Inventory is marketable to such customer, and no Inventory has been or will be produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

(ii)     Borrowers agree to issue credit memoranda promptly upon accepting returns or granting allowances and to deliver to Lender copies of such credit memoranda as and when required to do so herein. In no event shall prior recourse to any Account or other security granted to or by Borrowers be a prerequisite to Lender’s right to demand payment of any of the Obligations. In addition, Borrowers agree that Lender shall have no obligation whatsoever to perform in any respect any of Borrowers’ contracts or obligations relating to the Accounts.

(iii)     Borrowers agree not to acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any Goods of its customers or any other Person (whether pursuant to any bill and hold sale or otherwise). Borrowers agree to safeguard, protect and hold all Inventory for Lender’s account and to make no sale or other disposition thereof except in the ordinary course of its business, on open account and on commercially reasonable terms consistent with Borrowers’ past practices. Notwithstanding the ordinary course of Borrowers’ business and Borrowers’ past practices, Borrowers agree not to sell Inventory on a consignment basis, nor retain any Lien on or security interest in any Inventory sold by Borrowers. As to any such sale, transfer, lease or other disposition of Inventory, Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Upon the occurrence of an Event of Default which has not been waived in accordance with this Agreement and on notice from Lender, Borrowers agree that all returned, reclaimed or repossessed merchandise or Goods shall be set aside by Borrowers, marked with Lender’s name (as secured party) and held by Borrowers for Lender’s account.

(c)        Agreements Regarding Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. Borrowers shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.

(d)       Agreements Regarding General Intangibles. Each Borrower represents and warrants to Lender that as of the date hereof, such Borrower possesses all General Intangibles necessary to conduct such Borrower’s business as presently conducted. Borrowers agree to maintain Borrowers’ rights in, and the value of, all such General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights. Borrowers shall provide Lender with adequate notice of the acquisition of rights with respect to any additional patents, trademarks and copyrights so that Lender may, to the extent permitted under the documentation granting such rights or applicable law, perfect its security interest in such rights in a timely manner.

(e)        Commercial Tort Claims and Letter of Credit Rights. Each Borrower represents and warrants to Lender that as of the date hereof, no Borrower holds interest in any commercial tort claims and no Borrower is the beneficiary of any letter of credit. If any Borrower at any time holds or acquires a commercial tort claim or becomes a beneficiary under any letter of credit, such Borrower shall promptly notify Lender in writing thereof and shall execute such further documents or do such further acts as Lender may reasonably request to grant to Lender valid and perfected first priority security interests in such commercial tort claims and letters of credit, as the case may be.

(f)        Further Assurances. Borrowers agree to comply with the requirements of all state and federal laws in order to grant to Lender valid and perfected first priority security interests in the Collateral. Lender is hereby authorized by Borrowers to file from time to time any financing statements, continuations or amendments covering the Collateral without Borrowers’ signature in accordance with the provisions of the UCC. Borrowers hereby consent to and ratify the filing of any financing statements covering the Collateral by Lender on or prior to the effective date of this Agreement. Borrowers agree to do whatever Lender may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with Lender’s agents and employees; (c) keeping Collateral records; (d) transferring proceeds of Collateral to Lender’s possession in accordance with the terms hereof; (e) obtaining waivers from landlords, warehousemen, third party processors and mortgagees; and (f) performing such further acts as Lender may reasonably require in order to effect the purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, each Borrower represents and warrants to Lender (which representations and warranties will survive the making of the loans hereunder) that:

Section 4.01     Corporate Existence. Each Borrower and each other Loan Party is duly existing and in good standing in its state of incorporation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified. Except as set forth on Schedule 4.01, no Borrower or any other Loan Party (i) has been known as or used any corporate, fictitious or trade names or (ii) has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person. The chief executive office of each Borrower and such Borrower’s records concerning its accounts receivable are located only at the address set forth on Schedule 4.01 and its only other places of business and the only other locations of Collateral (together with the owners and/or operators thereof), if any, are the addresses set forth on Schedule 4.01, subject to the right of Borrowers to establish new locations in accordance with the terms of this Agreement.

Section 4.02     Corporate Power and Authorization. Each Borrower and each other Loan Party is duly authorized and empowered to execute, deliver and perform the Loan Documents, including without limitation, this Agreement, to which it is a party; and all action (corporate or otherwise) on such Borrower’s or any other Loan Party’s part requisite for the due execution, delivery and performance of the Loan Documents, including this Agreement, to which such Borrower or any other Loan Party is a party has been duly and effectively taken. The Loan Documents, including, without limitation this Agreement, to which such Borrower or any other Loan Party is a party, do not and will not violate any provisions of the articles of incorporation or certificate of formation, bylaws or other governing documents of such Borrower or any other Loan Party, or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which such Borrower or any other Loan Party is subject, or result in the creation or imposition of any Lien upon any Properties of such Borrower or any other Loan Party, other than those contemplated by this Agreement and the same do not require the consent or approval of any other Person or entity, including without limitation, any regulatory authority or governmental body of the United States, of any state or of any political subdivision of the United States or of any State.

Section 4.03     Binding Obligations. This Agreement does constitute, and the other Loan Documents to which any Borrower or any other Loan Party is a party upon their creation, issuance, execution and delivery will constitute, valid and binding obligations of such Borrower or such other Loan Party, as the case may be, enforceable in accordance with their respective terms.

Section 4.04     Financial Condition. The unaudited, consolidated and consolidating financial statements of Borrowers and their Subsidiaries, dated June 30, 2013, which have been delivered to Lender, are complete and correct, have been prepared from the books and records of Borrowers in accordance with GAAP, consistently applied, and fully and accurately reflect the financial condition and results of the operations of Borrowers and their Subsidiaries as at the date or dates and for the period or periods stated. No material adverse change, either in any case or in the aggregate, has occurred since June 30, 2013 in the business, prospects, profits, Properties, operations or condition, financial or otherwise, of Borrowers or any other Loan Party, except as disclosed to Lender in writing.

Section 4.05     Investments and Guaranties. No Borrower or any Subsidiary has made investments in, advances to or guaranties of the obligations of any Person, except as reflected in the Financial Statements.

Section 4.06     Ownership. As of the Closing Date, the authorized capital Stock of each Borrowers and each of the other Loan Parties, and the number and ownership of all outstanding capital Stock of each Borrower and each of the other Loan Parties is as set forth on Schedule 4.06 attached hereto. There are no outstanding subscriptions, warrants, options, calls, commitments, convertible securities or other agreements to which a Borrower or any other Loan Party is a party or by which it is bound, calling for the issuance of any capital Stock or securities convertible into capital Stock of a Borrower or any other Loan Party, except as disclosed on Schedule 4.06.

Section 4.07     Liabilities. Except for liabilities (a) incurred in the normal course of business, (b) listed on Schedule 4.07 attached hereto or (c) described in the Financial Statements, no Borrower or any other Loan Party has liabilities, direct or contingent, owing to any Person other than Lender. Except as described in the Financial Statements, or as otherwise disclosed to Lender in writing, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrowers or any other Loan Party, threatened against or affecting Borrowers or any other Loan Party which involves the possibility of any judgment or liability not fully covered by insurance, and which may adversely affect the business or the Properties of Borrowers or any other Loan Party or their ability to carry on business as now conducted.

Section 4.08     Taxes; Governmental Charges. Each Borrower and each Subsidiary have filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it.

Section 4.09     Titles, etc. Each Borrower and each Subsidiary has good and indefeasible title to its respective Properties, free and clear of all Liens except Permitted Liens.

Section 4.10     Defaults. No Borrower or any Subsidiary is in default under any indenture, mortgage, deed of trust, agreement or other instrument to which such Borrower or any Subsidiary is a party or by which such Borrower or any Subsidiary is bound, except as disclosed to Lender in writing. No Default or Event of Default hereunder has occurred and is continuing.

Section 4.11     Use of Proceeds; Margin Stock. The proceeds of the Revolving Credit Facility and Term Loan will be used by Borrowers (a) to satisfy obligations incurred in connection with an existing secured credit facility, (b) to satisfy existing letter of credit obligations, (c) to satisfy existing past-due accounts payable, (d) for fees and expenses incurred in connection with the consummation of this Agreement and the transactions contemplated thereby and (e) as working capital for Borrowers’ business. None of such proceeds will be used for, and no Borrower or any Loan Party is engaged in the business of, extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation U. No part of the proceeds of the Revolving Credit Facility or Term Loan will be used for any purpose which violates Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 224). All loans evidenced by this Agreement are and shall be “business loans” as such term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, and such loans are for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used and defined in Texas Revised Civil Statutes Annotated, Title 4 of the Finance Code, Chapter 346. No Borrower or any Loan Party or any Person acting on behalf of a Borrower or any Loan Party has taken or will take any action which might cause any of the Loan Documents, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

Section 4.12     Compliance with the Law. Each Borrower’s and each other Loan Party’s Properties are and will continue to be in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a material adverse effect on a Borrower or any other Loan Party. Each Borrower and each other Loan Party has obtained and will continue to maintain all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted.

Section 4.13     ERISA. Each Borrower and each other Loan Party is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of a Borrower or any other Loan Party.

Section 4.14     Subsidiaries. A list of all the existing Subsidiaries of each Borrower is provided in Schedule 4.14 attached hereto and incorporated by reference.

Section 4.15     Direct Benefit From Loans. Each Borrower has received or, upon the execution and funding thereof, will receive (a) direct benefit from the making and execution of this Agreement and the other documents to which it is a party, and (b) fair and independent consideration for the entry into, and performance of, this Agreement and the other documents to which it is a party.

Section 4.16     NO PRIMING LOANS. No Borrower or any other Loan Party is in violation of any laws, statutes or regulations, which contain provisions which could potentially override Lender’s security interest in the Collateral.

Section 4.17     Leases and Landlord Waivers. Borrowers and/or their Subsidiaries are parties to certain lease agreements pertaining to real property upon which Borrowers or a Subsidiary of any Borrower operates its business and certain material personal property leases (individually, the “Lease” and collectively, the “Leases”). Schedule 4.17 is complete and correct and fully and accurately describes all Leases to which a Borrower and/or any of its Subsidiaries are a party. Borrowers have provided Lender with landlord waivers, in form and substance satisfactory to Lender, with respect to all real estate Leases, each of which landlord waivers has been duly executed by the landlord or such landlord’s duly authorized representative and each of which landlord waiver is fully enforceable under the terms and conditions of the Leases and applicable state, local or municipal law.

Section 4.18     Patents, Trademarks, Copyrights and Licenses. Each of the Borrowers and their respective Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Schedule 4.18 attached hereto.

Section 4.19     Priority of Liens. The security interests and liens granted to Lender under this Agreement and the other Loan Documents constitute valid and perfected first-priority Liens and security interests in and upon the Collateral, subject only to Permitted Liens.

Section 4.20     Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of a Borrower’s or its Subsidiaries’ business or operations that would render the information in this Agreement or the other Loan Documents, or any exhibit attached hereto or thereto either inaccurate, incomplete or misleading, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement, and except for such representations and warranties that by their nature are limited only to a specific date. The representations and warranties shall be made on the Closing Date and on each date an Advance is made.

ARTICLE V
AFFIRMATIVE COVENANTS

Without the prior written consent of Lender, each Borrower will at all times comply with the covenants contained in this Article V, from the date hereof and for so long as any part of the Obligations or the Commitment is outstanding.

Section 5.01     Financial Statements and Reports. Each Borrower and its Subsidiaries will promptly furnish to Lender from time to time upon request such information regarding the business and affairs and financial condition of such Borrower and all its Subsidiaries as Lender may reasonably request, and will furnish to Lender:

(a)        Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of Borrowers, audited Financial Statements of Borrowers and their Subsidiaries, consisting of the consolidated and consolidating balance sheets of Borrowers and their Subsidiaries as at the end of such year and the consolidated and consolidating operating statements of Borrowers and their Subsidiaries, as at the end of such year (showing income, expenses and surplus), setting forth in each case in comparative form figures for the previous fiscal year, all prepared in accordance with GAAP, consistently applied, and in a manner acceptable to Lender and certified by a nationally recognized independent public accounting firm acceptable to Lender;

(b)       Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each calendar month, the consolidated and consolidating unaudited balance sheets of Borrowers and their Subsidiaries, at the end of such month and the consolidated and consolidating operating statements of Borrowers and their Subsidiaries, for such month (showing income, expenses and surplus for such month and for the period from the beginning of the fiscal year to the end of such month), prepared on a basis consistent with prior internal practices. Notwithstanding the foregoing, delivery of the balance sheets and operating statements referenced in this section with respect to months ending in March, June, September and December shall be as soon as available and in any event within forty-five (45) days after the end of such calendar month;

(c)       Monthly Bank Statements. As soon as available and in any event within ten (10) days after the end of each calendar month, each Borrower and each of its Subsidiaries shall provide Lender with a copy of all bank statements on all cash accounts, including, without limitation, all Operating Accounts and Blocked Accounts;

(d)       Accounts Agings. As soon as available and in any event within ten (10) days (or earlier if deemed necessary by Lender in its sole discretion) after the end of each calendar month, consolidated and consolidating agings of all accounts payable and accounts receivable of Borrowers (the “Account Agings”) showing each such account which is thirty (30), sixty (60), ninety (90) days past the invoice due date and, with respect to accounts receivable, reconciling such aging with the reports delivered to Lender pursuant to Section 5.01(g) hereof;

(e)       Inventory Report. As soon as available and in any event within ten (10) days (or earlier if deemed necessary by Lender in its sole discretion) after the end of each calendar month, an Inventory perpetual report for Borrowers and a schedule that lists Inventory by item, cost and location;

(f)        Monthly Customer Statements. As soon as available and in any event within ten (10) days after the end of each calendar month, copies of all statements or invoices sent to Borrowers’ customers as of the end of such month;

(g)       Weekly Borrowing Base Reports. On or before the end of each week, a report in such form as Lender may request, reflecting the Eligible Accounts and Eligible Inventory of Borrowers as of the end of the preceding week and calculating the Accounts Advance Amount and Inventory Advance Amount based thereon, together with the Account Agings, cash receipt journals or copies of checks, invoices for new billings, sales journals and backup for all miscellaneous credits and debits, purchases journals and cost of goods sold reports and inventory reports, which support such report. Such report shall also reflect the amount of sales and receipts of Borrowers during the preceding week and such other information as Lender may reasonably request; and

(h)       Monthly Borrowing Base Reports. As soon as available and in any event within fifteen (15) days (or earlier if deemed necessary by Lender in its sole discretion) after the end of each calendar month, a report in such form as Lender may request, reflecting the Eligible Accounts and Eligible Inventory of Borrowers as of the end of the preceding month and calculating the Accounts Advance Amount and Inventory Advance Amount based, thereon, together with the Account Agings, cash receipt journals or copies of checks, invoices for new billings, sales journals and backup for all miscellaneous credits and debits, and inventory reports, which support such reports. Such reports shall also reflect the amount of sales and receipts of Borrowers during the preceding month, a roll-forward of accounts receivable and such other information as Lender may reasonably request.

All balance sheets and other financial statements referred to in this Section 5.01 shall be in such detail as Lender may reasonably request and shall conform to GAAP applied on a basis consistent with those of the Financial Statements, except only for such changes in accounting principles or practice with which independent certified public accountants concur.

Section 5.02     Compliance with Laws; Payment of Taxes and Other Claims. Borrowers and Borrowers’ Properties are and will continue to be in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a material adverse effect on a Borrower. Borrowers have obtained and will continue to maintain all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a material adverse effect on a Borrower.

Section 5.03     Maintenance. Borrowers will and will cause each Subsidiary to: (a) maintain its corporate existence, rights and franchises; (b) observe and comply with all valid laws, statutes, codes, acts, ordinances, judgments, injunctions, rules, regulations, certificates, franchises, permits and licenses of all federal, state, county, municipal and other governmental authorities; (c) maintain its Properties (and any Properties leased by or consigned to it or held under title retention or conditional sales contracts) in good and workable condition (ordinary wear and tear excepted) at all times and make all repairs, replacements, additions, betterments and improvements to its Properties as are needful and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times; (d) not misuse, abuse, waste, destroy, endanger or allow its Properties to deteriorate; (e) protect the title to the Collateral; and (f) maintain and keep books of records and accounts, all in accordance with GAAP, consistently applied, of all dealings and transactions in relation to its business and activity.

Section 5.04     Further Assurances. Borrowers will and will cause each Subsidiary to cure promptly any defects in the execution and delivery of the other Loan Documents, including, without limitation, this Agreement. Borrowers at their expense will promptly execute and deliver to Lender upon request all such other and further documents, agreements and instruments, and do all such additional and further acts, filings, deeds and give such assurances necessary or appropriate in order to effectuate the agreements of Borrowers or any Subsidiary in the Loan Documents, including, without limitation, this Agreement, or to further evidence and more fully describe the collateral intended as security for the Revolving Credit Facility and Term Loan, or to correct any omissions in the Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 5.05     Reimbursement of Expenses. Borrowers agree to reimburse Lender on demand for the actual amount of all costs and expenses, including attorneys’ fees, fees of auditors and accountants, and investigation expenses, which Lender may incur, together with interest at the rate specified in Section 2.02, in: (a) preparing, amending, interpreting, administering and enforcing this Agreement and any and all other Loan Documents contemplated hereby; (b) protecting, preserving or enforcing any lien, security or other right granted by Borrowers to Lender or arising under applicable law, whether or not suit is brought, including protecting the Properties or business of Borrowers or any Subsidiary or to collect the amounts due under the Revolving Credit Facility and Term Loan; (c) defense of Lender’s ownership rights in the Collateral including its priority or (d) connection with any federal or state insolvency proceeding commenced by or against a Borrower, or any subpoena or other legal process in any way relating to a Borrower, including those arising out of the automatic stay, seeking dismissal or conversion of the bankruptcy proceeding or opposing confirmation of such Borrower’s plan thereunder. This provision shall survive termination of this Agreement. Notwithstanding the existence of any law, statute, rule or otherwise, in any jurisdiction which may provide a Borrower with a right to attorneys’ fees or costs, each Borrower hereby waives any and all rights to seek such attorneys’ fees or costs and each Borrower agrees that Lender exclusively shall be entitled to indemnification and recovery of any and all attorneys’ fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

Section 5.06     Insurance. Borrowers and each Subsidiary now maintains and will continue to maintain with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of corporations engaged in the same or similar businesses and similarly situated but in any event, all fixed assets of Borrowers shall be insured for an amount at least equal to the fair market value of such fixed assets. All such policies shall name Lender as loss payee and mortgagee, and shall provide that the insurer shall provide Lender with thirty (30) days prior written notification of the cancellation of such policies. Upon request of Lender, Borrowers will furnish or cause to be furnished to Lender from time to time a summary of the insurance coverage of Borrowers and the Subsidiaries in form and substance satisfactory to Lender and if requested will furnish Lender copies of the applicable policies.

Section 5.07     Right of Inspection. Borrowers will permit and will cause each Subsidiary to permit any officer, employee or agent of Lender to visit and inspect any of the Properties of Borrowers, or any Subsidiary, to conduct collateral reviews, to examine Borrowers’ or any Subsidiary’s books of record and accounts, to take copies and extracts therefrom, and to discuss the affairs, finances and accounts of Borrowers or any Subsidiary with Borrowers’ or such Subsidiary’s officers, employees, accountants and auditors, all at such times, during normal business hours, and as often as Lender may desire. Borrowers shall reimburse Lender for (i) all of Lender’s fees, costs, and expenses in connection with the collateral reviews, which expenses shall be $1,000 per person per day for on-site collateral reviews plus any additional out-of-pocket expenses incurred in connection with such collateral reviews and (ii) all of Lender’s fees, costs and expenses (including any fees, costs and expenses incurred by any appraiser) in connection with any appraisal of all or any part of Borrowers’ Inventory.

Section 5.08     Notice of Certain Events. Borrowers shall promptly notify Lender if any Borrower learns of the occurrence of (a) any event which constitutes a Default, together with a detailed statement by a responsible officer of such Borrower of the steps being taken to cure the effect of such Default; (b) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of indebtedness of any Borrower or any Subsidiary or of any security (as defined in the Securities Act of 1933, as amended) of any Borrower or any Subsidiary with respect to a claimed default, together with a detailed statement by a responsible officer of such Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action such Borrower, or such Subsidiary is taking or proposes to take with respect thereto; (c) any legal, judicial or regulatory proceedings affecting any Borrower or any Subsidiary or any of the Properties of any Borrower or any Subsidiary in which the amount involved is material and is not covered by insurance or which, if adversely determined, would have a material and adverse effect on the business or the financial condition of any Borrower or any Subsidiary; (d) any dispute between any Borrower or any Subsidiary and any governmental or regulatory body or any other Person which, if adversely determined, might materially interfere with the normal business operations of such Borrower or any Subsidiary; or (e) any material adverse changes, either in any case or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs or circumstances of any Borrower or any Subsidiary, from those reflected in the Financial Statements or by the facts warranted or represented in any Loan Document, including without limitation this Agreement.

Section 5.09     ERISA Information and Compliance. Borrowers will promptly furnish to Lender (a) if requested by Lender, promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the Chief Executive Officer or Chief Financial Officer of such Borrower specifying the nature thereof, what action such Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. Borrowers will fund, or will cause its Subsidiaries to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect for the benefit of employees of Borrowers or any of its Subsidiaries, and comply with all applicable provisions of ERISA.

Section 5.10     Environmental Requirements. Borrowers shall and shall cause each Subsidiary to comply with all Environmental Laws applicable to Borrowers and/or such Subsidiary or to its Property with respect to occupational health and safety, hazardous waste and substances and environmental matters. Borrowers shall and shall cause each Subsidiary to promptly notify Lender of its receipt of any notice of a violation or an alleged violation of any such federal laws, state statutes, municipal ordinances or other governmental standards, rules or regulations. Borrowers shall and shall cause each Subsidiary to indemnify and hold Lender harmless from all loss, cost, damages, claim and expense incurred by Lender on account of Borrowers’ failure to perform the obligations of this Section 5.10.

Section 5.11     Additional Guarantors. Borrowers shall cause each of its now or hereafter existing Subsidiaries to duly execute and deliver, or become a party to, a Guaranty Agreement with such other Loan Documents as Lender may require as security therefor from time to time.

Section 5.12     Compliance Certificate. At the time that Borrowers provide the monthly Financial Statements pursuant to Section 5.01 hereof, Borrowers shall also provide a Compliance Certificate which (a) states that the information on any and all schedules to this Agreement is complete and accurate as of the date of such certificate or, if such is the case, attaches to such certificate updated schedules, and (b) states that, based on a reasonably diligent examination, no Default or Event of Default, has occurred or exists, or, if such is not the case, specifies such Default or Event of Default, and its nature, when it occurred, whether it is continuing and the steps taken or being taken by Borrowers with respect thereto.

Section 5.13    Blocked Accounts. At all times during the term of this Agreement, Borrowers will maintain Blocked Accounts as required by Section 2.11 hereof, and will direct all collections and other Receipts to such Blocked Accounts in accordance with Section 2.12 hereof.

Section 5.14     Post-Closing. Notwithstanding anything to the contrary in this Loan Agreement, Borrowers shall deliver to Lender the items set forth below, on or by the date specified for each such item, each to be satisfactory, in form and substance, to Lender in its sole discretion:

(a)       Executed blocked account agreements as required by Section 2.11, to be delivered 10 days after the Closing Date;

(b)      Stock certificates, pursuant to that certain Pledge Agreement dated as of the date hereof between Lender and ALS (the “Canadian Locker Pledge Agreement”), representing the Pledged Equity (as defined in the Canadian Locker Pledge Agreement), to be delivered 30 days after the Closing Date;

(c)       Florida certificate of good standing for ALS issued by the appropriate governmental official, to be delivered within 30 days after the Closing Date; and

(d)       California certificate of good standing for ALS issued by the appropriate governmental official, to be delivered within 90 days after the Closing Date.

ARTICLE VI
NEGATIVE COVENANTS

Without the prior written consent of Lender, each Borrower will at all times comply with the covenants contained in this Article VI, from the date hereof and for so long as any part of the Obligations or the Commitment is outstanding.

Section 6.01     Debts, Guaranties and Other Obligations. No Borrower will, and will not permit any Subsidiary to incur, create, assume or in any manner become or be liable in respect of any indebtedness (including obligations for the payment of rentals); and no Borrower will, or will permit a Subsidiary to, guarantee or otherwise in any way become or be responsible for obligations of any other Person, except that the foregoing restrictions shall not apply to (i) the Obligations to Lender; (ii) indebtedness which is subordinated to the Obligations owing under the Revolving Credit Facility and Term Loan by terms satisfactory to Lender, in its sole discretion; (iii) current indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor and (iv) any other indebtedness to which Lender has expressly consented in writing.

Section 6.02     Liens. No Borrower will, and will not permit any Subsidiary to create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except the following (the “Permitted Liens”):

(a)       Liens securing the payment of the Obligations to Lender;

(b)       Liens listed on Schedule 4.07 attached hereto;

(c)       Liens for taxes, assessments, or other governmental charges not yet due or which are being contested by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

(d)       Liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums not yet due or, subject to the written approval of Lender, being contested by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

(e)       Liens existing on Property owned by Borrowers or any Subsidiary on the date of this Agreement which have been disclosed to and permitted by Lender in writing and listed on Schedule 6.02 attached hereto, but not any renewals and extensions thereof;

(f)        pledges or deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, social security and other like laws;

(g)       inchoate liens arising under ERISA to secure the contingent liability of Borrowers or any Subsidiary permitted by Section 5.09 hereof; and

(h)       Liens securing purchase money indebtedness so long as such indebtedness and the liens secured thereby does not exceed $100,000 in the aggregate and such liens attach only to the specific fixed assets purchased and no other property of Borrower or any of its Subsidiaries.

Section 6.03     Investments, Loans and Advances. No Borrower will, and will not permit any Subsidiary to, make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(a)       loans, advances or investments the material details of which have been set forth in the Financial Statements or have been otherwise disclosed to Lender in writing prior to the execution of this Agreement;

(b)       investments in direct obligations of the United States of America or any agency thereof;

(c)       investments in certificates of deposit issued by commercial banks in the United States having a combined capital and surplus in excess of Fifty Million and No/100 Dollars ($50,000,000.00);

(d)       investments in commercial paper with the best rating by Standard & Poor’s, Moody’s Investors Service, Inc., or any other rating agency satisfactory to Lender issued by companies in the United States with a combined capital and surplus in excess of One Hundred Million Dollars and No/100 ($100,000,000.00); and

(e)        loans, advances or investments permitted by Section 6.01 hereof.

Section 6.04     Dividends, Distributions and Redemptions. Borrowers, and will not permit any Subsidiary to declare, pay or make any loans, advances, dividends or distributions of any kind to its shareholders, or make any other distribution on account of, or purchase, acquire or redeem or retire any ownership interest in it, except for the six percent (6%) dividend payable to holders of Series C Convertible Preferred Stock of American Locker pursuant to that certain Purchase Agreement of American Locker Group dated September 13, 2013 by and among American Locker and the persons identified on Schedule 2.1 thereto.

Section 6.05     Sale of Assets. No Borrower will, and will not permit any Subsidiary to sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Agreement and except for sales of Inventory in the ordinary course of business and dispositions or transfers of obsolete and worn-out Equipment in the ordinary course of business, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral.

Section 6.06     Limitation on Leases. No Borrower will, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal), under leases or lease agreements, without the prior written consent of Lender, except (a) leases and lease agreements for Equipment used in the operations of any Borrower in an aggregate amount for Borrowers and all Subsidiaries (determined on a consolidated basis) not to exceed $200,000 in any fiscal year of Borrowers, and (b) other leases and lease agreements described on Schedule 4.17 attached hereto.

Section 6.07     Corporate Change. No Borrower will, and will not permit any Loan Party to, amend its certificate or articles of incorporation or bylaws or otherwise change its corporate name or structure, or consolidate with or merge into or acquire any Person, or permit any other Person to consolidate with or merge into or acquire such Borrower or any Loan Party or acquire the Stock of any Person or form any Subsidiary, without prior approval of Lender or permit any material change to be made in the character of its business as carried on at the date hereof.

Section 6.08     ERISA Compliance. No Borrower will permit any Plan maintained by it or any Subsidiary to:

(a)       engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended;

(b)       incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or

(c)       terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of Borrowers or any Subsidiary pursuant to Section 4068 of ERISA.

Section 6.09     Issuance of Stock and Interests. During the term of this Agreement, no Borrower will, and will not permit any Subsidiary to, issue any additional shares of Stock (excluding with respect to American Locker, the issuance of shares of capital stock to employees or directors of American Locker pursuant to, or in connection with, stock grants or the exercise of stock options granted in the ordinary course of business) without the written consent of Lender, which shall not be unreasonably, withheld, conditioned or delayed so long as such issuance does not result in a Change of Control.

Section 6.10     Changes in Accounting Methods. No Borrower will, and will not permit any Subsidiary to, make any change in their accounting methods as in effect on the date of this Agreement or change their fiscal year ending date from December 31, unless such change has the prior, written approval of Lender.

Section 6.11     Transactions With Affiliates. No Borrower will, and will not permit any Subsidiary to, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of any service) with any Affiliate, other than in the ordinary course of its business and upon substantially the same or better terms as it could obtain in an arm’s length transaction with a Person who is not an Affiliate.

Section 6.12     Use of Proceeds. No Borrower will use the proceeds of the Revolving Credit Facility or Term Loan for purposes other than those set forth in Section 4.11 hereof.

Section 6.13     Priming Loans. No Borrower will, and will not permit any Subsidiary to, violate any laws, statutes or regulations, whether federal or state, for which forfeiture of its properties is a potential penalty.

Section 6.14     Reserved.

Section 6.15     Ratio of Debt to Tangible Net Worth. During the term of this Agreement, Borrowers and its Subsidiaries shall not permit the ratio their (a) Senior Debt to (b) Tangible Net Worth, on a consolidated basis, to be greater than 2.5:1.0, which determination shall be made on the last day of each month.

Section 6.16     Reserved.

Section 6.17     Fixed Charge Ratio. During the term of this Agreement, Borrowers and its Subsidiaries shall not permit its Fixed Charge Coverage Ratio, on a consolidated basis, to be less than 1.1:1.0, which determination shall be made on September 30, 2013 based on the one-month period then ending, on October 31, 2013 based on the two-month period then ending, on November 30, 2013 based on the three-month period then ending, on December 31, 2013 based on the four-month period then ending, on January 31, 2014 based on the five-month period then ending, on February 28, 2014 based on the six-month period then ending, on March 31, 2014 based on the seven-month period then ending, on April 30, 2014 based on the eight-month period then ending, on May 31, 2014 based on the nine-month period then ending, on June 30, 2014 based on the ten-month period then ending, on July 31, 2014 based on the eleven-month period then ending, on August 31, 2014 based on the twelve-month period then ending, on September 30, 2014 and each month thereafter based on a trailing twelve month basis.

Section 6.18     Tangible Net Worth. During the term of this Agreement, Borrowers and its Subsidiaries will not permit its Tangible Net Worth, on a consolidated basis, as determined on the last day of each month to be less than the amount set forth below for the applicable period:

Period	Minimum Total Net Assets
On the Closing Date	$1,500,000
From September 30, 2013 through December 31, 2013	$1,500,000 plus 50% of Net Income for such fiscal year
From January 1, 2014 through December 31, 2014	The “Tangible Net Worth” for the immediately preceding period plus 50% of Net Income for such fiscal year
For each fiscal year thereafter	The “Tangible Net Worth” for the immediately preceding period plus 50% of Net Income for such fiscal year

Section 6.19     Limitation on Capital Expenditures. No Borrower or any Subsidiary will incur any Capital Expenditures (including payments with respect to Capitalized Lease Obligations), if as a result thereof, the Capital Expenditures of Borrowers and their respective Subsidiaries in the aggregate, other than payments with respect to Capitalized Lease Obligations identified on Schedule 4.17, would exceed $400,000 during any year.

ARTICLE VII
EVENTS OF DEFAULT

Section 7.01     Events. Any of the following events shall be considered an “Event of Default” as that term is used herein:

(a)       Principal and Interest Payments. Default is made in the payment or prepayment when due of any installment of principal or interest on any Advance or any other Obligations; or

(b)       Representations and Warranties. Any representation or warranty made by any Borrower, any Subsidiary or any Guarantor in any Loan Document, including this Agreement, in particular Article IV, proves to have been incorrect in any material respect as of the date thereof; or any representation, statement (including financial statements), certificate or data furnished or made by any Borrower, any Subsidiary or any Guarantor (or any officer, accountant or attorney of such Borrowers or any Subsidiary) under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

(c)       Covenants. Default is made in the due observance or performance of any of the covenants or agreements contained in Article V or Article VI of this Agreement or the Loan Documents, except with respect to Section 5.02, 5.03 and 5.10, such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Borrower becoming aware of such default, or (ii) receipt by Borrower of notice from Lender of such default; or

(d)       Conditions Precedent. Any Borrower fails to satisfy, or cause to be satisfied, any of the conditions precedent contained in Article VIII hereof which are not to be completed as of the date of this Agreement; or

(e)       Other Loan Document Obligations. Default is made in the due observance or performance by any Borrower, any Subsidiary or any Guarantor of any of the covenants or agreements contained in this Agreement or any other Loan Document other than this Agreement, and such default continues unremedied beyond the expiration of any applicable grace period which may be expressly allowed under this Agreement or such other Loan Document; or

(f)        Bankruptcy Proceedings. Any Borrower or any Subsidiary shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its Property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing; or

(g)       Discontinuance of Business. Any Borrower or any Subsidiary discontinues its usual business; or

(h)       Default on Other Debt or Security. Any Borrower or any Subsidiary fails to make any payment due on any indebtedness or security (as “security” is defined in the Securities Act of 1933, as amended) or any event shall occur or any condition shall exist in respect of any indebtedness or security of any Borrower or any Subsidiary or under any agreement securing or relating to such indebtedness or security, the effect of which is (i) to cause or to permit any holder of such indebtedness or other security or a trustee to cause (whether or not such holder or trustee elects to cause) such indebtedness or security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (ii) to permit a trustee or the holder of any security (other than common Stock of such Borrower or any Subsidiary) to elect (whether or not such holder or trustee does elect) a majority of the directors on the board of directors of such Borrower or any Subsidiary; or

(i)        Undischarged Judgments. If judgment for the payment of money in excess of Fifty Thousand and No/100 Dollars ($50,000.00) is rendered by any court or other governmental body against any Borrower or any Subsidiary and such Borrower or any Subsidiary does not immediately discharge the same or provide for its immediate discharge in accordance with its terms, or procure a stay of execution thereof within ten (10) days from the date of entry thereof, and within said period of ten (10) days from the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under GAAP; or

(j)        Insolvency. Any Borrower or any Subsidiary shall be or become insolvent; or

(k)       Fraudulent Transfers. If any Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent transfer or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint or other process which is not vacated within sixty (60) days from the date thereof; or

(l)         Forfeiture. The filing of formal charges under a federal or state law for which forfeiture of any Borrower’s or any other Loan Party’s Property is a potential penalty; or

(m)      Challenge to Agreement or any Other Loan Document. Any Borrower or any other Loan Party or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender; or

(n)       Repudiation of or Default under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof; or

(o)       Revocation Proceeding. Any regulatory officer in the State of Texas or in any other state in which any Borrower or any Subsidiary has a location brings an action or proceeding to revoke or otherwise attempts to revoke any license issued to such Borrower or any Subsidiary; or

(p)       Process Against Borrowers. The issuance of an injunction or order of attachment, or any other process which is prior to a final judgment, for a claim of Twenty-Five Thousand and No/100 Dollars ($25,000.00) or more against any Borrower or any Subsidiary, or any of such Borrower’s or such Subsidiary’s Property, or any Property pledged to secure the Obligations; or

(q)       Margin Stock. The failure of any Borrower, any other Loan Party or the Property pledged to secure the Obligations to comply with Regulations U or X of the Board of Governors of the Federal Reserve System, as amended; or

(r)        Decline in Value of Collateral. Any deterioration, impairment or decline in character or value of any part of the Collateral subject to a Lien in favor of Lender to secure the Obligations (whether actual or reasonably anticipated) that causes such Collateral in the judgment of Lender to become unsatisfactory as to character or value; or

(s)        Financial Responsibility. If in the reasonable exercise of its judgment Lender determines that the financial responsibility of any Borrower or any other Loan Party has become otherwise unsatisfactory; or

(t)        Change of Control. The occurrence of a Change of Control.

(u)       Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 9.29 hereof.

Section 7.02     Remedies. Upon the happening of any Event of Default specified in Section 7.01 hereof, (a) Lender may declare the entire principal amount of all Obligations then outstanding including interest accrued thereon to be immediately due and payable (provided, that the occurrence of any event described in Sections 7.01(g) or 7.01(h) hereof shall automatically accelerate the maturity of the Obligations, without the necessity of any action by Lender) without presentment, demand, protest, notice of protest or dishonor, notice of default, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of any kind, all of which are hereby expressly waived by Borrowers and each other Loan Party; and (b) all obligations, if any, of Lender hereunder, including the Commitment, shall immediately cease and terminate unless and until Lender shall reinstate same in writing. In addition to and not in limitation of any of the other rights and remedies provided to Lender hereunder or under the other Loan Documents in connection with the Property of Borrowers and the other Loan Parties in which Lender has a Lien, Borrowers hereby agree that upon request by Lender after the occurrence of an Event of Default, Borrowers shall, and shall cause each other Loan Party to, cooperate with Lender in the transfer of, and will, and will cause each Loan Party to, execute all documentation requested by Lender in connection with the transfer of, to such Person as shall be directed by Lender, any or all of the Property then held by the Loan Parties, and in connection therewith Borrowers agree, and will cause each other Loan Party to agree, to take all other actions reasonably necessary in order to effectuate the transfer of any or all of such Property.

Section 7.03     Prohibition of Transfer, Assignment and Assumption. This Agreement pertains to the extension of debt financing and financial accommodations for the benefit of Borrowers and each other Loan Party and cannot be transferred to, assigned to or assumed by any other Person either voluntarily or by operation of law. In the event a Borrower or any other Loan Party becomes a debtor under the Bankruptcy Code of the United States or under the law of any foreign country, any trustee or debtor in possession may not assume or assign this Agreement nor delegate the performance of any provision hereunder.

Section 7.04     Right of Setoff. Lender and any agent bank of Lender is hereby authorized at any time and from time to time, without notice to Borrowers (any such notice being expressly waived by Borrowers), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender or any agent bank of Lender to or for the credit or the account of Borrowers against any and all of the Obligations of Borrowers, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may, be unmatured. Lender agrees promptly to notify Borrowers after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section 7.04 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have. The rights contained in this Section 7.04 shall inure to the benefit of any participant in any loans made hereunder.

ARTICLE VIII
CONDITIONS

The obligation of Lender to make the Advances under the Revolving Credit Facility or to extend the Term Loan is subject to the accuracy of each and every representation and warranty of Borrowers and each other other Loan Party made or referred to in each Loan Document, including this Agreement, or in any certificate delivered to Lender pursuant to or in connection with any Loan Document, including this Agreement, to the performance by Borrowers of their obligations to be performed hereunder on or before the date of the loan, and to the satisfaction of the following further conditions which must be satisfied as of the date of this Agreement or advance under the Revolving Credit Facility and Term Loan.

Section 8.01     Closing. The delivery of all instruments and certificates referred to in this Article VII not theretofore delivered and for the making of the loans provided for in Article II of this Agreement shall occur on or before September 30, 2013 (the “Closing Date”).

Section 8.02     Constituent Documents. Lender shall have received a copy of the articles or certificate of incorporation and bylaws, or analogous formation and organization documentation, of Borrowers and each other Loan Party which is to execute this Agreement or any other Loan Document, certified as true by the Secretary or Assistant Secretary of Borrowers and each other Loan Party, respectively.

Section 8.03     Secretary’s Certificates. Lender shall have received, on or before the date of Closing, certificates of the Secretary of Borrowers and each other Loan Party which is to execute any Loan Document setting forth (a) resolutions of its board of directors or other managing body, in form and substance satisfactory to Lender with respect to the authorization of the this Agreement and any other Loan Document provided herein and the officers authorized to sign such instruments, and (b) specimen signatures of the officers so authorized.

Section 8.04     Opinion of Borrowers’ Counsel. Lender shall have received on or before the Closing from counsel for Borrowers and each other Loan Party a favorable written opinion satisfactory to Lender and its counsel.

Section 8.05     Counsel of Lender. At the time of the loans hereunder, all legal matters incident to the transactions herein contemplated shall be satisfactory to counsel of Lender.

Section 8.06     No Default. At the time of each loan hereunder, no Default shall have occurred, and there shall not have occurred any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute a default or event of default under any loan agreement, note agreement or trust indenture to which any Borrower or any other Loan Party is a party.

Section 8.07     No Material Adverse Changes. Prior to each loan, there shall have occurred, in the opinion of Lender, no material adverse changes, either in any case or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs or circumstances of any Borrower or any other Loan Party from those reflected in the Financial Statements or by the facts warranted or represented in any Loan Document.

Section 8.08     Other Loan Documents and Information. Borrowers shall have duly and validly executed and delivered, or caused to be executed and delivered, to Lender the following instruments, each in form and substance satisfactory to Lender, in sufficient executed counterparts for recording purposes, as security for the Obligations and shall have delivered the financing statements relating to the Collateral:

(a)       Pledge Agreements sufficient to assign Borrowers’ interest in 65% of the equity interests of Canadian Locker Company Limited as Collateral for Borrowers’ obligations; and

(b)       Financing statements relating to the Collateral.

Section 8.09     Guaranties. Borrowers shall cause each Guarantor to execute and deliver to Lender, in form and substance satisfactory to Lender, a Guaranty Agreement.

Section 8.10     Recordings. The applicable Loan Documents, including financing statements, security agreements and other notices related thereto, shall have been duly delivered to the appropriate offices for filing, recording or registration, and Lender shall have received confirmations of receipt thereof from the appropriate filing, recording or registration offices.

Section 8.11     Landlord and Mortgagee Waivers. Each landlord of Borrowers and/or their respective Subsidiaries, or mortgagee of any of Borrowers’ and/or their respective Subsidiaries’ real property, each as disclosed on Schedule 4.17, shall have executed and delivered, in form and substance satisfactory to Lender, in sufficient executed counterparts for recording purposes, waivers of any Liens to which it may be entitled, in favor of Lender.

Section 8.12     Annual Facility Fee. Lender shall have received, in immediately available funds, the Annual Facility Fee payable on the Closing Date.

Section 8.13     Financial Condition. The results of the examination by Lender of the financial condition of Borrowers and each of their respective Subsidiaries including, but limited to, the examination of the Financial Statements and analysis of related data, shall be satisfactory to Lender, in its sole and absolute discretion.

Section 8.14     Additional Matters. Lender shall have received all exhibits, annexes schedules herein referenced and such additional reports, certificates, documents, statements, legal opinions, agreements and instruments, in form and substance reasonably satisfactory to Lender, as Lender shall have reasonably requested from Borrowers, each other Loan Party and their respective counsel.

Section 8.15     Revolving Credit Advances. Advances under the Revolving Credit Facility shall further be subject to the following specific conditions:

(a)       There shall have been no Default under this Agreement nor under any of the other Loan Documents;

(b)       The Financial Statements shall have been furnished and shall be, as of the date thereof, true and correct, and all other financial information required by Lender shall have been furnished and shall be, as of the date of the requested advance, true and correct; and

(c)       The financial condition of Borrowers and each of their respective Subsidiaries, as shown by the most recent Financial Statement described in Section 5.01(b) hereof, shall be acceptable to Lender, in its sole discretion.

Section 8.16     No Litigation. No action, proceeding, investigation, regulations or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of disagreement or the consummation of the transactions contemplated hereby, other than as set forth on Schedule 8.16 attached hereto.

Section 8.17     Excess Availability Requirement. Lender shall have determined that immediately after Lender has made at Closing the initial Advances contemplated hereby and Borrowers have paid (or made provisions for payment of) secured loans, capitalized leases, tax liabilities due and owing, outstanding checks, and all closing costs incurred in connection with the transactions contemplated hereby, the amount of the Borrowing Base shall exceed the aggregate principal amount of all outstanding Advances by $250,000.

Section 8.18     Background Check. Lender shall have completed a background check with respect to such members of Borrowers’ management team as Lender shall deem necessary, and the results of which shall be satisfactory to Lender in its sole discretion.

Section 8.19     Blocked Accounts. Borrowers shall have established the Blocked Accounts (including lockboxes) required by Section 2.11 hereof pursuant to executed blocked account and lockbox agreements in form and substance satisfactory to Lender, in its sole discretion.

Section 8.20     Payoff Letter. Borrowers shall have delivered, or caused to be delivered, to Lender, in form and substance satisfactory to Lender, a payoff letter from Bank of America, together with such UCC termination statements as shall be requested by Lender.

Section 8.21     Insurance. Lender shall have received evidence of insurance and loss payee or additional insured, as applicable, endorsements required hereunder and under the other Security Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee or additional insured, as its interest may appear, as applicable.

Section 8.22     Tax Information Authorization. Borrowers shall have delivered to Lender a duly signed and filed United States Department of the Treasury, Internal Revenue Service Form 8821, which form shall be satisfactory to Lender in its sole discretion.

ARTICLE IX
MISCELLANEOUS

Section 9.01     Notices. All communications under or in connection with this Agreement shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid, or personally delivered to an officer of the receiving party. All such communications shall be mailed or delivered as follows:

(a)	If to Borrowers:	American Locker Group Incorporated
2701 Regent Boulevard, Suite 200
DFW Airport, Texas 75261
Attn: Anthony Johnston

	with a copy to:	Hallett & Perrin, P.C.
1445 Ross Avenue, Suite 2400
Dallas, Texas 75202
Attn: Timothy R. Vaughan, Esq.

(b)	If to Lender:	Triumph Savings Bank, SSB d/b/a Triumph
Commercial Finance
3 Park Central
Suite 1700
12700 Park Central Drive
Dallas, Texas 75251
Attn: Daniel J. Karas

	with a copy to:	Patton Boggs LLP
2000 McKinney Avenue, Suite 1700
Dallas, Texas 75201
Attn: Larry A. Makel, Esq.

Any notice so addressed and mailed by registered or certified mail, return receipt requested, shall be deemed to be given to Borrowers when so mailed and to Lender upon actual receipt by an authorized officer of Lender, and any notice so delivered in person shall be deemed to be given when actually received by, or receipt therefor is given by, an authorized officer of Borrowers or Lender, as the case may be.

Section 9.02     Deviation from Covenants. The procedure to be followed by Borrowers to obtain the consent of Lender to any deviation from the covenants contained in this Agreement or any other Loan Document shall be as follows:

(a)       Borrowers shall send a written notice to Lender setting forth (i) the covenant(s) relevant to the matter, (ii) the requested deviation from the covenant(s) involved, and (iii) the reason for the requested deviation from the covenant(s); and

(b)     Lender will within a reasonable time send a written notice to Borrowers, signed by an authorized officer of Lender, permitting or refusing the request; but in no event will any deviation from the covenants of this Agreement or any other Loan Document be effective without the written consent of Lender.

Section 9.03     Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other Loan Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Loan Document.

Section 9.04     Survival of Agreements. All representations and warranties of Borrowers herein, and all covenants and agreements herein not fully performed before the effective date of this Agreement, shall survive such date.

Section 9.05     Successors and Assigns. All covenants and agreements contained by or on behalf of Borrowers or any other Loan Party in this Agreement and any other Loan Document shall bind their successors and assigns or the heirs and personal representatives of any individual Guarantor and shall inure to the benefit of Lender and its successors and assigns. Lender may sell or assign any and all right, title and interest it has in the Collateral, the participations in the Revolving Credit Facility, Term Loan or other Obligations and/or arising under this Agreement. Borrowers shall, upon the direction of Lender: (a) execute all documents necessary to effectuate such assignment and, (b) pay directly and promptly to Lender’s assignee without abatement, deduction or set-off, all amounts which have become due under the assigned agreements. Lender’s assignee shall have any and all rights, immunities and discretion of Lender hereunder and shall be entitled to exercise any remedies of Lender hereunder. All references herein to Lender shall include Lender’s assignee (except that said assignee shall not be chargeable with any obligations or liabilities hereunder or in respect hereof). Borrowers shall not assert against Lender’s assignee any defense, counterclaim or set-off which such Borrower may have against Lender. Borrowers shall not assign or in any way dispose of all or any of its rights or obligations under this Agreement or any other Loan Document or enter into any agreement regarding all or any part of the Collateral without the prior written consent of Lender. In connection with the granting of such consent and the preparation of necessary documentation, a fee, determined by Lender in its reasonable discretion, shall be assessed. In the event that Lender has consented to any lease of the Collateral, Borrowers hereby assign and grants to Lender a security interest in any and all rights under any lease(s), to secure all Obligations to Lender, and Borrowers shall deliver to Lender the original of such lease(s). Time is of the essence with respect to the performance of Borrowers’ obligations under this Agreement and the other Loan Documents.

Section 9.06     Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Revolving Credit Facility, Term Loan or other Obligations shall apply with equal force and effect to each and all documents and instruments hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of any part of the Obligations originally represented by the Revolving Credit Facility or Term Loan described herein or of any part of such other Obligations. Any provision of this Agreement to be performed during the “term of this Agreement,” “term hereof” or similar language, shall include any extension period.

Section 9.07     Amendment and Waiver. No waiver or modification of any of the terms or provisions of this Agreement shall be valid or binding unless set forth in a writing signed by a duly authorized officer of Lender, and then only to the extent specifically set forth therein. The waiver by Lender of any Default hereunder or of any provisions hereof shall not discharge any party hereto from liability hereunder and such waiver shall be limited to the particular Event of Default and shall not operate as a waiver of any other or subsequent Default. No failure or delay on the part of Lender to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The provisions of this Agreement and the rights and remedies granted to Lender herein shall be in addition to, and not in limitation of those of any other agreement with Lender or any other evidence of any liability held by Lender.

Section 9.08     Cumulative Rights. Rights and remedies of Lender under this Agreement and each other Loan Document shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 9.09     Construction. This Agreement is a contract made under and shall be construed in accordance with and governed by the laws of the State of Texas.

Section 9.10     Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws now in force. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in this Agreement or in any other Loan Document or agreement entered into in connection with or as security for the Revolving Credit Facility and the Term Loan, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under the Revolving Credit Facility and the Term Loan, this Agreement or under any of the other aforesaid Loan Documents or agreements or otherwise in connection with the Revolving Credit Facility and/or the Term Loan shall under no circumstances exceed the maximum amount of interest permitted by applicable law, and any excess shall be credited to the Term Loan (or, (x) if the Term Loan shall have been paid in full, then to the Revolving Credit Facility, or (y) if the Revolving Credit Facility shall have been paid in full, then, refunded to Borrowers); (b) determination of the rate of interest for determining whether the loans hereunder are usurious shall be made by amortizing, prorating, allocating and spreading, during the full stated term of such loans, all interest at any time contracted for, charged or received from Borrowers in connection with such loans, and any excess shall be canceled, credited or refunded as set forth in clause (a) herein; and (c) in the event that the maturity of the Revolving Credit Facility is accelerated by reason of an election of the holder thereof resulting from any Default or Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount permitted by applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Term Loan (or, (x) if the Term Loan shall have been paid in full, then to the Revolving Credit Facility, or (y) if the Revolving Credit Facility shall have been paid in full, then refunded to Borrowers).

Section 9.11     Multiple Originals. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart, and any party delivering such an executed counterpart shall thereafter also promptly deliver a manually executed counterpart, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

Section 9.12     Exhibits and Schedules. All exhibits and schedules to this Agreement are incorporated herein by this reference for all purposes. The exhibits and schedules may be attached hereto, or bound together with or separately from this Agreement, and such binding shall be effective to identify such exhibits as if attached to this Agreement.

Section 9.13     No Triparty Loan. Texas Revised Civil Statutes Annotated, Finance Code, Chapter 346 (which regulates certain revolving loan accounts and revolving triparty accounts) shall not apply to the loans evidenced by this Agreement.

Section 9.14     Applicable Rate Ceiling. Unless changed in accordance with law, the applicable rate ceiling under Texas law shall be the indicated (weekly) rate ceiling from time to time in effect as provided in Texas Revised Civil Statutes Annotated, Finance Code, Chapter 303, as amended.

Section 9.15     Choice of Law, Venue and Jurisdiction. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of Texas. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Lender so elects, be instituted in any court sitting in Dallas County, Texas or, if none, any court sitting in the State of Texas (the “Acceptable Forums”). Borrowers agree that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated in any other forum, Borrowers waive any right to oppose any motion or application made by Lender to transfer such proceeding to an Acceptable Forum.

Section 9.16     Negotiation of Documents. This Agreement and all other Loan Documents have been negotiated by the parties at arm’s length, each represented by its own counsel, and the fact that the documents have been prepared by Lender’s counsel, after such negotiation, shall not be cause to construe any of such documents against Lender.

Section 9.17     Notices Received by Lender. Any instrument in writing, telex, telegram, telecopy or cable received by Lender in connection with any loan hereunder, which purports to be dispatched or signed by or on behalf of Borrowers, shall conclusively be deemed to have been signed by such party, and Lender may rely thereon and shall have no obligation, duty or responsibility to determine the validity or genuineness thereof or authority of the Person or Persons executing or dispatching the same.

Section 9.18     Debtor-Creditor Relationship. None of the terms of this Agreement or of any other document executed in conjunction herewith or related hereto shall be deemed to give Lender the rights or powers to exercise control over the business or affairs of Borrowers. The relationship between Borrowers and Lender created by this Agreement is only that of debtor/creditor.

Section 9.19     No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of Borrowers and Lender. This Agreement does not create, and is not intended to create, any rights in favor of or enforceable by any other Person. This Agreement may be amended or modified by the agreement of Borrowers and Lender, without any requirement or necessity for notice to, or the consent of or approval of any other Person.

Section 9.20     Indemnification. EACH BORROWER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS AND ADVISORS (EACH, AND “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION THEREWITH OR HEREWITH, ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN OR HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY), EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSES IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.20 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE REGARDLESS OF WHETHER SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY SUCH BORROWER OR ITS RESPECTIVE DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER AGREEMENT OF SUCH BORROWER HEREUNDER, THE AGREEMENTS AND OBLIGATIONS OF EACH BORROWER CONTAINED IN THIS SECTION 9.20 SHALL SURVIVE THE PAYMENT IN FULL OF THE INDEBTEDNESS AND ALL OTHER AMOUNTS PAYABLE UNDER THIS AGREEMENT.

Section 9.21     Release Of Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW FROM TIME TO TIME IN EFFECT, EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY (AND AFTER IT HAS CONSULTED WITH ITS OWN ATTORNEY) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT NO CLAIM MAY BE MADE BY A BORROWER AGAINST LENDER OR ANY OF ITS AFFILIATES, PARTICIPANTS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, OR AGENTS OR ANY OF ITS OR THEIR SUCCESSORS AND ASSIGNS, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM IS BASED ON CONTRACT, TORT OR STATUTE) ARISING OUT OF, OR RELATED TO, THE TRANSACTIONS CONTEMPLATED BY ANY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENTS, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH. IN FURTHERANCE OF THE FOREGOING, EACH BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR, AND EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES, PARTICIPANTS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS AND AGENTS AND THEIR SUCCESSORS AND ASSIGNS OF AND FROM ANY SUCH CLAIMS.

Section 9.22     WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO. IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTIONS SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.22 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.23     DTPA Waiver. Each Borrower acknowledges and agrees, on such Borrower’s own behalf of any permitted assigns and successors hereafter, that the DTPA is not applicable to this transaction. Accordingly, such Borrower’s rights and remedies with respect to the transaction contemplated under this Agreement and with respect to all acts or practices of Lender, past, present or future, in connection with such transaction, shall be governed by legal principles other than the DTPA. In furtherance thereof, each Borrower agrees as follows:

(a)       Each Borrower represents that such Borrower has the knowledge and experience in financial and business matters that enable such Borrower to evaluate the merits and risks of the business transaction that is the subject of this Agreement. Each Borrower also represents that such Borrower is not in a significantly disparate bargaining position in relation to Lender. Each Borrower has negotiated the loan documents with Lender at arm’s length and has willingly entered into the loan documents.

(b)       Each Borrower represents that (i) such Borrower has been represented by the firm of Hallett & Perrin, P.C., as legal counsel in the transaction contemplated by this Agreement and (ii) such legal counsel was not directly or indirectly identified, suggested or selected by Lender or an agent of Lender.

(c)       This Agreement relates to a transaction involving total consideration by Borrowers of more than $100,000.00 and does not involve any Borrower’s residence.

Each Borrower agrees, on such Borrower’s own behalf and on behalf of such Borrower’s permitted assigns and successors, that all of such Borrower’s rights and remedies under the DTPA are WAIVED AND RELEASED, including specifically, without limitation, all rights and remedies under the DTPA resulting from or arising out of any and all acts or practices of Lender in connection with this transaction, whether such acts or practices occur before or after the execution of this Agreement.

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In furtherance thereof, each Borrower agrees that by signing this Agreement, such Borrower and any permitted assigns and successors are bound by the following waiver:

WAIVER OF CONSUMER RIGHTS. EACH BORROWER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF SUCH BORROWER’S OWN SELECTION, EACH BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER.

EACH BORROWER HAS READ AND UNDERSTANDS SECTION 9.23 HEREOF:

[/s/SPS /s/SPS /s/SPS] (INITIALS) (BORROWERS)

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Section 9.24     Final Expression. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the same subject matter therein. There are no oral agreements between the parties. EACH Borrower acknowledges that no promises of any kind have been made by Lender or any third party to induce ANY Borrower to execute THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS except to the extent expressly contained herein or therein. Upon request, the parties will promptly execute and deliver such other and further documents and instruments, and shall do or take such other actions as may be reasonably required or appropriate, to cure any defects in the creation and issuance of THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS or in the perfection of preservation of the security interests contemplated herein or therein.

Section 9.25     Reversal of Payments. Lender shall have the continuing and exclusive right to apply, reverse and re-apply any and all payments to any portion of the Obligations in a manner consistent with the terms of this Agreement. To the extent Borrowers make a payment or payments to Lender, or Lender receives any payment or proceeds of any collateral for Borrowers’ benefit, which payment(s) or proceed or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other part under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or party thereof intended to be satisfied shall be revived and continued in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.26     Injunctive Relief. Borrowers recognize that, in the event Borrowers fail to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender, therefore, Borrowers agree that if any Default or Event of Default shall have occurred and be continuing, Lender shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

Section 9.27     Structure of Credit Facility. Each Borrower agrees and acknowledges that the present structure of the credit facilities detailed in this Agreement is based in part upon the financial and other information presently known to Lender regarding such Borrower, the corporate structure of such Borrower, and the present financial condition of such Borrower. Each Borrower hereby agrees that upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, in its sole credit judgment, to require that any or all of the following changes be made to these credit facilities: (i) make Advances specifically to a specific Borrower, (ii) restrict loans and advances between Borrowers, (iii) require that each Borrower execute a guaranty of the Obligations of each other Borrower to Lender and (iv) require that any advances made by a Borrower to another Borrower be collateralized in a manner acceptable to Lender.

Section 9.28     Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

Section 9.29     Anti-Money Laundering/International Trade Law Compliance. Each Borrower represents and warrants to Lender, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Loan Party or any of its Subsidiaries and Affiliates (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Loan Party and each of its Subsidiaries and Affiliates is in compliance with, and no Loan Party or any of its Subsidiaries or Affiliates engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. Each Borrower covenants and agrees that it shall immediately notify Agent in writing upon the occurrence of a Reportable Compliance Event.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWERS:

AMERICAN LOCKER GROUP INCORPORATED

By: /s/ Stephen P. Slay
Name: Stephen P. Slay
Title: CFO

SECURITY MANUFACTURING CORPORATION

By: /s/ Stephen P. Slay
Name: Stephen P. Slay
Title: CFO

AMERICAN LOCKER SECURITY SYSTEMS, INC.

By: /s/ Stephen P. Slay
Name: Stephen P. Slay
Title: CFO

[Signature Page to Loan Agreement]

LENDER:

TRIUMPH SAVINGS BANK, SSB,

D/B/A TRIUMPH COMMERCIAL FINANCE

By: /s/ Daniel J. Karas
Name: Daniel J. Karas
Title: Executive Vice President